As filed with the Securities and Exchange Commission on November 23, 2009

Registration No. 333-149543

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Liberty Media Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5400	20-4412793
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices and Zip Code)	(I.R.S. Employer Identification No.)

Liberty Media Corporation 2002 Nonemployee Director Incentive Plan
(As Amended and Restated Effective August 15, 2007)

(Full title of plan)

Copy to:
Charles Y. Tanabe, Esq. Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5400	Renee L. Wilm Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series A Liberty Starz Common Stock, par value $.01 per share	50,000	(3)	(3)	(3)

(1)           Immediately following the Split-Off (as defined below), Liberty Media Corporation (the Company) changed the name of the Series A Liberty Entertainment common stock, par value $.01 per share, to Series A Liberty Starz common stock, par value $.01 per share (the Redesignation).

(2)           On November 19, 2009, the Company partially redeemed its Liberty Entertainment common stock (the Split-Off), pursuant to which 0.9 of each share of Liberty Entertainment common stock was redeemed for 0.9 of a share of the corresponding series of the common stock of Liberty Entertainment, Inc., a newly formed, wholly owned subsidiary of the Company, with 0.1 of each share of Liberty Entertainment common stock remaining outstanding and redesignated as Liberty Starz common stock, with payment of cash in lieu of any fractional shares. The Company is hereby amending its Registration Statement on Form S-8 (File No. 333-149543), filed with the Commission on March 5, 2008 (Form S-8), to reflect the Redesignation and the pro rata reduction in the number of shares of Liberty Starz common stock outstanding following the Split-Off.

(3)           Fees relating to the shares stated above were previously paid in connection with the filing of the Form S-8.

EXPLANATORY NOTE

On November 19, 2009, Liberty Media Corporation (the “Company”) partially redeemed its Liberty Entertainment common stock (the “Split-Off”), pursuant to which 0.9 of each share of Liberty Entertainment common stock was redeemed for 0.9 of a share of the corresponding series of the common stock of Liberty Entertainment, Inc., a newly formed, wholly owned subsidiary of the Company, with 0.1 of each share of Liberty Entertainment common stock remaining outstanding and redesignated as Liberty Starz common stock, and with payment of cash in lieu of any fractional shares.

Immediately following the Split-Off on November 19, 2009, the Company restated its Restated Certificate of Incorporation (the “Amended Charter”) to effect the following changes (such changes, the “Redesignation”):

•      change the name of the Entertainment Group to the Starz Group;

•      change the name of (i) the Series A Liberty Entertainment common stock, par value $.01 per share (“Series A Liberty Entertainment common stock”), to the Series A Liberty Starz common stock, par value $.01 per share (“Series A Liberty Starz common stock”), and (ii) the  Series B Liberty Entertainment common stock, par value $.01 per share (“Series B Liberty Entertainment common stock”, together with the Series A Liberty Entertainment common stock, “Liberty Entertainment common stock”), to the Series B Liberty Starz common stock, par value $.01 per share (“Series B Liberty Starz common stock”, together with the Series A Liberty Starz common stock, “Liberty Starz common stock”);

•      update the definition of the renamed Starz Group to reflect the composition of that group after giving effect to the split-off of a majority of the assets and liabilities of the Entertainment Group immediately prior to the redesignation; and

•      update the definitions of the Capital Group and the Interactive Group to give effect to the change in the attribution of businesses to each of these groups since the effective date of the Registrant’s existing charter.

The Amended Charter was filed with the Secretary of State of the State of Delaware on November 19, 2009.

This Amendment No. 1 hereby amends the Company’s Registration Statement on Form S-8 (File No. 333-149543), filed with the Commission on March 5, 2008, to reflect the Redesignation and the pro rata reduction in the number of shares of Liberty Starz common stock outstanding following the Split-Off.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Note: The document(s) containing the employee benefit plan information required by Item 1 of Part I of this Form and the statement of availability of registrant information and other information required by Item 2 of Part I of this Form will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents, previously filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference.

(i)            Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 27, 2009, and as amended by Amendment No.1 on Form 10-K/A filed on April 29, 2009;

(ii)           The following Quarterly Reports on Form 10-Q: Filed on August 7, 2009,  May 8, 2009 and November 9, 2009;

(iii)          The following Current Reports on Form 8-K: Items 2.01, 3.03 and 9.01 filed on November 20, 2009, Item 5.04 filed on November 18, 2009, Items 8.01 and 9.01 filed on November 17, 2009, Items 8.01 and 9.01 filed on November 10, 2009, Items 8.01 and 9.01 filed on November 5, 2009, Items 8.01 and 9.01 filed on October 28, 2009, Items 8.01 and 9.01 filed on October 23, 2009, Items 8.01 and 9.01 filed on October 22, 2009, Items 8.01 and 9.01 filed on October 13, 2009, Items 1.01, 8.01, and 9.01 filed on October 2, 2009, Items 8.01 and 9.01 filed on September 8, 2009, Items 8.01 and 9.01 filed on September 3, 2009, Item 5.02 filed on August 13, 2009, Items 8.01, and 9.01 filed on August 7, 2009, Item 5.02 filed on August 3, 2009, Items 1.01 and 9.01 filed on July 30, 2009, Items 8.01 and 9.01 filed on July 20, 2009, Items 1.01, 2.03, 8.01 and 9.01 filed on June 19, 2009, Items 8.01, and 9.01 filed on June 3, 2009, Items 8.01 and 9.01 filed on May 21, 2009, Items 8.01 and 9.01 filed on May 12, 2009, Items 8.01, and 9.01 filed on May 8, 2009, Items 1.01 and 9.01 filed on May 6, 2009, Items 8.01 and 9.01 filed on February 25, 2009; and

(iv)          The description of the Series A Liberty Starz common stock contained in the Company’s Amendment No. 2 on Form 8-A/A filed under the Exchange Act on November 20, 2009 (File No. 001-33982), and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by Liberty pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in this Registration Statement, in an amendment hereto or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any subsequent Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of any such action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Article V, Section E of the Amended Charter of the Company provides as follows:

1.             Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

2.     Indemnification.

a.             Right to Indemnification. The Corporation will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors.

b.             Prepayment of Expenses. The Corporation will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise..

c.             Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action the Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

d.             Non-Exclusivity of Rights. The rights conferred on any person by this paragraph will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

e.             Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3.             Amendment or Repeal.  Any amendment, modification or repeal of the foregoing provisions of this Section E will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33982) filed on November 20, 2009).

4.2	Bylaws of Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33982) filed on August 14, 2008).

4.3

Specimen certificate for shares of the Company’s Series A Liberty Starz common stock, par value $.01 per share (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A/A (File No. 001-33982) filed on November 20, 2009).

23.1	Consent of KPMG LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Ernst & Young LLP

24.1	Power of Attorney*

*Previously filed.

Item 9.   Undertakings.

(a)  The Company hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto, duly authorized, in the City of Eaglewood, State of Colorado, on November 23, 2009.

LIBERTY MEDIA CORPORATION

By:	/s/ Charles Y. Tanabe
Name:	Charles Y. Tanabe
Title:	Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:

Signature	Title	Date

*	Chairman of the Board and Director	*
John C. Malone

*	Chief Executive Officer (Principal	*
Gregory B. Maffei	Executive Officer), President and Director

*	Senior Vice President and Treasurer	*
David J.A. Flowers	(Principal Financial Officer)

*	Senior Vice President and Controller	*
Christopher W. Shean	(Principal Accounting Officer)

*	Director	*
Robert R. Bennett

*	Director	*
Donne F. Fisher

Director
Malcom Ian Gilchrist

*	Director	*
David E. Rapley

*	Director	*
M. LaVoy Robison

*	Director	*
Larry E. Romrell

*By:	/s/ Charles Y. Tanabe	November 23, 2009
Name:	Charles Y. Tanabe
Title:	Attorney-in-Fact

Exhibit Index

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33982) filed on November 20, 2009).

4.2	Bylaws of Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33982) filed on August 14, 2008).

4.3

Specimen certificate for shares of the Company’s Series A Liberty Starz common stock, par value $.01 per share (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A/A (File No. 001-33982) filed on November 20, 2009).

23.1	Consent of KPMG LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Ernst & Young LLP

24.1	Power of Attorney*

*Previously filed.